Exhibit 10.74

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made and entered into as of February 1st, 2024 (the “Effective Date”), by and between Afritex Ventures, Inc., with offices located at 5717 Legacy Drive, Suite 250, Plano, Texas 75024 (“Afritex”), and Blue Star Foods Corp. (“BSC”) and or it’s affiliates located at 3000 NW 109th Street, Miami, FL 33172. Afritex and BSC may be referred to as “Party” in the singular, or as “Parties” when both are referenced.

WHEREAS, Afritex and BSC desire to enter into a business relationship whereby BSC provides services to Afritex under the terms and conditions set forth in this Agreement;

WHEREAS, upon the Effective Date of this Agreement, BSC shall be appointed as the operating manager of Afritex and responsible for day-to-day operations and all finance and operational functions.

WHEREAS, BSC shall provide working and operational capital as needed to sustain operations and shall purchase inventory as listed on Exhibit A.

WHEREAS, the following assets, as of January 31, 2024, will be used exclusively to satisfy creditors: all cash on hand, Afritex’s share of the inventory financed by third parties, net payments from receivables for invoices issued prior to January 31, 2024, and the purchase of saleable inventory by BSC at book value.

WHEREAS, Afritex is capital constrained due to mounting debt and the inability to raise capital in the markets due to operational performance. Afritex has considered all options to maximize the ability to repay creditors including restructuring under Chapter 11 of the Bankruptcy Code, liquidation under Chapter 7 of the Bankruptcy Code or engaging with outside management to turn around the company. Given the limited market for current inventory and used equipment, selling the assets in a bankruptcy will result in a fraction of the potential value. Instead, operating the company where the products can be sold in the ordinary course under existing relationships with retail partners will yield far better financial returns to the company which can be used to pay off creditors. As a result, the company has elected to enter into this management agreement with BSC to take over day-to-day operations, financial obligations and to work with creditors to restructure debt by keeping the business operational as a going concern.

WHEREAS, except for the liquidation of assets used to pay creditors, in exchange for funding operations and restructuring the debt so creditors are paid out over time under agreed terms, BSC is entitled to from the effective date to record and own the revenues andretain profits earned, if any, on operations during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits, covenants, and promises contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by both parties, Afritex and BSC, intending to be legally bound, agree as follows:

1.	Scope of Services:

Afritex hereby appoints and BSC accepts the role as Afritex business manager. BSC hereby undertakes the following:

a)	Day-to-day operational control over Afritex;

b)	Ensure all finished goods food supplies produced and packaged at the direction of Afritex in accordance with the specifications, as determined by the Store Keeping Unit (“SKU”) and/or the Unique Product Code (“UPC”) (hereinafter “Products”) are produced in accordance with the copacking agreements, industry standards and all local, state and federal rules and regulations;

c)	Manage all remaining finance functions of Afritex including paying all invoices and other ongoing obligations of the business from the effective date;

d)	At the discretion of BSC, will hire and pay directly any Afritex operational management and contract existing back office services;

e)	Negotiate and resolve any disputes with creditors resulting in the execution of a full release of Afritex and its officers, directors, shareholders, representatives and agents;

f)	Maintain relationships with Business Partners and supply Products per specifications and delivery schedules;

g)	Establish and manage Afritex in accordance with a budget that manages obligations from the effective date.

2.	Working and Operational Capital:

BSC is responsible for providing the working and operational capital for Afritex and as well as managing inventory and debtor discount facilities. The initial sources of capital are:

a)	Funds received by Afritex for invoices prior to the Effective Date will be used to restructure and settle creditors;

b)	Funds from the sale of saleable inventory on Exhibit A to BSC. Those funds shall be used to restructure the debt with creditors;

c)	Managing of inventory and debtor discounting facilities to ultimately unwind Afritex’s financial responsibility: After inventory and product is sold and the secured creditors are settled up, then the remaining funds shall be used to restructure the debt with creditors.

d)	Additional funds from BSC which are reasonably and necessary to fund operations from the effective date.

e)	Current shareholders, officers, directors, agents and representatives of Afritex have no further obligation or duty to fund Afritex and its ongoing operations.

f)	Unsecured creditors shall be paid as negotiated by BSC’s operational team and agreed to by the Parties.

3.	Confidentiality:

“Confidential Information” shall include any oral or written information that a Party to this Agreement, including the Party’s parent(s), subsidiary(ies), and/or affiliate(s) (collectively a “Disclosing Party”), considers to be proprietary and/or confidential and is communicated or exchanged hereunder in the course of evaluating or completing the Transaction. Such information shall include, without limitation, information relating to a Disclosing Party’s employees, compensation structure, business operations, strategies, financial matters, current and prospective clients, marketing and/or advertising plans, pricing, products, IP, know-how, underwriting criteria and methodology, all derivative work-product based in whole or in part on Confidential Information and any other item or data that derives economic value from not being generally known. Confidential Information also includes the confidential information belonging to third parties that is provided to a Disclosing Party and communicated or exchanged hereunder in the course of evaluating or completing the Transaction. In addition, Confidential Information includes: (a) the fact that discussions or negotiations are taking (or have taken, or are scheduled to take) place concerning the Transaction; (b) the fact that any Confidential Information has been (or is intended to be) made available; (c) the proposed terms and conditions of the Transaction (including any financial terms) and the status thereof; and (d) the existence, context and scope of this Agreement. Confidential Information shall not be used for any purpose other than in connection with the evaluation, negotiation and implementation of this Agreement. In addition, neither Party will, without the other’s prior consent, communicate with any of the other’s employees, agents, brokers, or others with whom the other Party independently transacts business, or with any of their own employees, on matters concerning the other’s Confidential Information disclosed under this Agreement.

4.	Common Interest:

The Parties recognize that certain Confidential Information may be subject to the attorney-client privilege, the work product doctrine, and/or other privileges and protections, including, without limitation, anything prepared by the Parties or any of their respective Representatives in connection with the Litigation Projects (the “Common Interest Material”). The Parties agree that they share a common legal interest in both the resolving known, threatened or pending litigation against Afritex. Accordingly, the Parties agree that any Common Interest Material shared between them under this Agreement for purposes of evaluating and/or resolving known, threatened or pending litigation shall be subject to the common interest doctrine to the maximum extent permitted by law and that the disclosure of Common Interest Material under this Agreement is not intended to, and does not, waive any applicable privilege, protection, immunity, or other legal protection applicable to such information. It is the good faith belief of the Disclosing Party that common interest and/or other privileges attach to the Common Interest Material, and the Parties acknowledge and agree that the no disclosure of Common Interest Material would occur without the protection of such privileges.

5.	Term:

The term of this Agreement shall begin on the Effective Date and continue for 90 days, with 1 automatic extensions of 30 days each. This agreement will be automatically extended up to three (3) additional thirty (30) day periods if the remaining debt, other than cases in actual litigation, to be restructured is $325,000 or less. Additional extensions may be granted by the agreement of the Parties.

6.	Insurance:

BSC shall maintain at its expense commercial/comprehensive general liability insurance (including bodily injury, property damage, product liability, any other Afritex coverage requirements), to meet Afritex customers coverages , based on each individual Certificate of insurance coverage required. During the term of this agreement, BSC must obtain an additional insured endorsement (on or before the effective date of this Agreement) that designates “Afritex Ventures, Inc, and all of its parent, patron, subsidiary and commonly-owned-or-controlled affiliates” as a primary additional insured under the coverage described above, with the exception of Worker’s Compensation Insurance. Afritex’s customer Limits of liability requirements may be satisfied by a combination of commercial general liability (at least $1 million) and umbrella and/or excess liability policies. Umbrella and excess policies are required to follow form over all underlying scheduled policies. Afritex reserves the right to disallow and refuse carriers with a rating of less than A-VII by the A.M. Best Company, in which case BSC shall promptly replace any such substandard carrier with a carrier that satisfies the A-VII rating. The insurance described herein shall be primary and non-contributing over any insurance maintained by Afritex, and BSC shall cause its insurers to endorse the required insurance hereunder to waive any rights of subrogation against Afritex and all of its parent, patron, subsidiary and commonly-owned-or-controlled affiliates. BSC will provide Afritex with a certificate evidencing the insurance coverage required herein to: Afritex Ventures, Inc, 5717 Legacy Drive, Suite 250, Plano, Texas 75024 and such certificate shall also provide that such insurance coverage may not be canceled or modified unless Afritex has been given at least thirty days’ prior written notice. Approval of any of BSC’s insurance policies by Afritex shall not relieve BSC of any obligations described in this Agreement, and the policy limits described herein shall not be deemed to be a limit or “cap” on BSC’s liability to Afritex for any breach of BSC’s obligations or warranties described herein.

7.	Intellectual Property Rights.

Afritex Ventures Inc. (“Afritex”) agrees not to sell, offer for sale, trade, barter, or use as consideration for settling debts with creditors, any intellectual property (“IP”) or Confidential Information without explicit waiver from Blue Star Foods Corp. (“BSF”). Afritex retains all rights, titles, interests, and ownership of all Confidential Information, intellectual property (IP), know- how, and derivative work products created or generated by Afritex employees during the term of this Agreement. This includes a broad spectrum of IP rights and protections globally, such as patents, copyrights, trade secrets, and more. Notwithstanding the aforementioned, Afritex hereby grants BSF the exclusive right to use all such IP during the Term of this Agreement.

8.	Conformity with Law and Safety Requirements.

BSC shall observe and comply with all applicable laws, ordinances, codes, and regulations of governmental agencies, including federal, state, municipal and local governing bodies having jurisdiction over any or all of the products manufactured, sold, distributed and/or placed in the stream of commerce, including all provisions of the Occupational Safety and Health Act of 1979 as amended, all state Occupational Health and Safety Regulations, the American Disabilities Act, any copyright, patent or trademark law, and all other applicable federal, state, municipal and local safety regulations including but not limited to Food, Drug and Cosmetics Act. All products must be produced in accordance with these laws, ordinances, codes, and regulations.

9.	Non-Disparagement.

The Parties agree that they will not not knowingly make, create, participate, or engage in any statement, written or oral, that disparages (a) the personal or professional reputation of any present or former employees, officers, directors and/or agents of the Parties or (b) the products or services of the Parties. The foregoing restriction shall be enforceable to the fullest extent permitted by applicable law.

10.	Non-Solicitation.

During the term of this Agreement and for a period of twenty-four (24) months thereafter, Blue Star Foods Corp. (BSF) agrees not to solicit, contact, or engage with any employees who have worked for BSF during the management period, whether these employees were originally employed by Afritex Ventures Inc. or directly contracted by BSF. This non-solicitation agreement applies reciprocally, prohibiting both BSF and any such employees from engaging with each other for the purpose of employment or consultancy. This clause is enacted to ensure a fair and respectful transition should the management agreement between BSF and Afritex not be renewed.

11.	Non-Circumvention.

The Parties further acknowledge that the Afritex has expended and continues to expend significant time and expense in developing its relationships with any person or entity who purchases Products from Afritex (hereinafter “Business Partners”) and that because of the Parties’ relationship with each other, BSC will have access to certain Business Partners. Each Party understands and acknowledges that the circumvention of existing relationships with Business Partners will cause significant and irreparable harm to that Party. For a period of three (3) years after this Agreement (including all extensions) has been terminated, BSC shall not: 1) directly or indirectly solicit, request or induce any Business Partners to terminate, modify, or change its relationship with Afritex or 2) produce, market, sell, distribute or place into the stream of commerce substantially similar Products to Business Partners. Furthermore, Unless BSC buys Afritex’s intangibles (including but not limited to intellectual property rights, customers contracts & business trade secrets) & machinery, BSC shall not use any of the Buyer’s Confidential Information in the production of substantially similar Products at any time. The Parties acknowledge that a violation of this provision will result in irreparable harm thereby justifying the imposition of an emergency temporary and/or permanent injunction. Afritex acknowledges that if BSC owns the IP and intangible assets of Afritex, it will waive any existing claims and non circumvention rights against BSC.

12.	Audit Rights:

Afritex shall have the right to inspect and audit BSC’s business records pertaining to its work as operating and finance manager of Afritex. These records will be produced or made available for inspection upon seven (7) business days written notice.

13.	Indemnification:

(a)	The parties shall mutually defend, indemnify and save and hold harmless and its parent, subsidiary and commonly-owned affiliate companies, and each of its shareholders, officers, directors and employees, and all of those entities’ successors and assigns and heirs (collectively, the “Indemnified Party”), harmless from and against any and all claims, demands, causes of action, lawsuits and investigations (an “Action”), and losses, damages, liabilities, judgments, costs, fines, penalties and expenses (including reasonable attorneys’ fees) resulting from an Action (“Losses”), to the extent the same is caused by (i) any breach or violation of any obligation, duty, requirement or warranty under this Agreement or otherwise; (ii) any negligence, action, omission, conduct, or misconduct by the Party or any of its managers, employees, agents, representatives or servants which proximately causes Losses to the other Party; (iii) any allegation or finding of a violation of any patent, trademark, copyright or similar rights of any third parties arising out of the manufacture or purchase of the Products as contemplated herein; and/or (iv) any violation of any federal, state or local code, statute, law, rule, regulation or ordinance.

(b)	The Indemnified Party will provide with prompt written notice of any Action relating to any indemnification obligation of the opposing party; provided that any failure or delay of the Indemnified Parties in giving such notice shall not relieve the opposing party of its indemnification obligations except only to the extent that the Indemnifying Party’s defense of the Action has been materially prejudiced by such failure or delay. The Indemnified Parties may participate in the defense of any such Action with counsel of its choice at its own cost and expense; provided that, if the Indemnified Party reasonably determine that opposing party is unable or unwilling to diligently defend any such Action with qualified counsel who has substantial experience in defending matters of the same nature as the Action, the Indemnified Party may assume the defense of such Action and opposing party will reimburse the Indemnified Party for the costs and expenses (including attorneys’ fees and court costs) incurred by the Indemnified Party in connection with such defense, in addition to the indemnification of any Losses that the Indemnified Party may incur in connection with such Action.

(c)	opposing party must obtain the Indemnified Party’s prior written consent to any settlement agreement that requires the Indemnified Party to engage in a particular action, conduct or course of business or to refrain from engaging in the same, or to change the manner in which the Indemnified Party conducts its business, or which identifies the brands, trademarks or trade names of the Indemnified Party in a public statement that is required under the terms of such settlement.

14.	Dispute Resolution:

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by and resolved by applying Florida law, by binding arbitration, which shall be conducted in Miami, Florida, in accordance with the then-prevailing JAMS Arbitration Rules and Procedures, and in accordance with the Expedited Procedures in those Rules before one arbitrator. For disputes where the claim or counterclaim have an amount in controversy to be less than $250,000, then the Parties will use JAMS Streamline Arbitration Rules. For all disputes where the amount in controversy exceeds $250,000, then the Parties shall use JAMS Comprehensive Arbitration Rules. Within ten (10) calendar days after the commencement of arbitration, the Parties shall confer on the selection of an arbitrator. If the Parties are unable or fail to agree upon an arbitrator within the 10-day period, each Party shall select one person to act as arbitrator and the two so selected shall select a third arbitrator within an additional ten (10) calendar days. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its rules. The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Jaw or judicial decision. Judgment on the award may be entered in any court having jurisdiction. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

15.	Governing Law, Venue:

NOTWITHSTANDING THE PARTIES’ BINDING AGREEMENT TO ARBITRATE ALL DISPUTES, THE PARTIES AGREE THAT ALL PROVISIONAL REMEDIES IN AID OF ARBITRATION SHALL BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT, 11th DISTRICT OF FLORIDA WHICH WILL BE THE EXCLUSIVE VENUE FOR ALL PROVISIONAL REMEDIES SOUGHT TO COMPEL, ENFORCE OR AID IN THE ARBITRATION OF ALL DISPUTES BETWEEN THE PARTIES. ALL PARTIES AGREE TO SUBMIT TO THE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS IN CONNECTION WITH ANY SUCH PROCEEDING. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS OR CONFLICT OF LAWS OR RULES THEREOF OR OF ANY STATE.

16.	Notices:

All notices or other communications between the Parties given pursuant to this Agreement will be deemed to have been given when delivered in writing by personal service, two days after being sent by a nationally recognized next-day delivery service (e.g., Federal Express or UPS) or when actually received if actual receipt occurs earlier, or three days after being sent by certified U.S. mail, return receipt requested, or when actually received by the addressee if actual receipt occurs earlier, prepaid by the sender and addressed to the following persons:

If to Afritex:	Afritex Ventures Inc.
5717 Legacy Drive
Suite 250
Plano, TX 75024

If to BSC:	Blue Star Foods, Corp and or its affiliates
3000 NW 109 Ave
Miami, FL 33172

17.	Severability:

If any provision of this Agreement or any portion thereof shall be found or held to be unenforceable or invalid, such provision or portion thereof shall be deemed deleted from the Agreement and the remaining provisions of the Agreement shall remain in effect to the extent that approach is consistent with the intention and primary commercial purpose of the parties in making this Agreement, or, alternatively, such illegal or invalid provision shall be modified or replaced by the written agreement of the parties in a manner that makes it legal and valid.

IN WITNESS WHEREOF, the duly authorized representative of each of the parties have executed this Agreement as of the date first above written.

Afritex Ventures, Inc.

By:	/s/ Michael Banigan
Printed Name:	Michael Banigan
Title:	Director

Blue Star Foods Corp.

By:	/s/ John Keeler
Printed Name:	John Keeler
Title:	Chief Executive Officer

Exhibit A